Exhibit 99.1

Protein Design Labs Announces Ruling in European Patent Opposition Proceeding

PR Newswire -- February 2, 2005

FREMONT, Calif., Feb. 2 /PRNewswire-FirstCall/ -- Protein Design Labs, Inc. (PDL, the “Company”) (Nasdaq: PDLI) announced today that the European Patent Office, Opposition Division (OD), has revoked the claims in its second European antibody humanization patent EP 0 682 040. The OD based its decision on formal issues and did not consider substantive issues of patentability. The OD announced its decision at an oral hearing in Munich, Germany.

PDL plans to appeal the decision to the Technical Board of Appeal at the European Patent Office. The appeal will suspend the legal effect of the decision of the OD during the appeal process, which is likely to take several years.

The decision announced today with respect to PDL’s second European humanization patent has no effect on PDL’s first antibody humanization patent, which remains in effect. In November 2003, the Technical Board of Appeal of the European Patent Office issued a decision in regard to PDL’s appeal of a March 2000 decision of the Opposition Division, which had revoked broad claims in PDL’s first European humanization patent, EP 0 451 216, for similar formal reasons. The Technical Board of Appeal upheld PDL’s appeal and set aside the prior OD decision. The Technical Board of Appeal ordered that certain claims be remitted to the Opposition Division for further prosecution and consideration of substantive issues of patentability (novelty, enablement and inventive step). The claims remitted by the Technical Board of Appeal cover the production of humanized antibody light chains that contain amino acid substitutions made under PDL’s antibody humanization technology. Such further prosecution and consideration of substantive patentability issues by the OD with respect to PDL’s first antibody humanization patent is still pending.

PDL has fundamental patents in the field of humanized monoclonal antibodies in the United States, as well as additional patent applications in Europe and Japan. This decision of the OD has no legal impact on these other patents and patent applications. The patent laws and how they may be applied to any particular patent differ in the United States, Europe and Japan.

This press release contains certain forward-looking statements that involve risks and uncertainties which could cause PDL’s actual results to differ materially from those discussed above, including PDL’s ability to successfully enforce its rights under other similar patents, and the timing of future actions with respect to our patents. Additional factors that might cause such a difference include, but are not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in its quarterly report on Form 10-Q for the period ended September 30, 2004, and in other SEC filings.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents for its antibody humanization technology. Further information on PDL is available at www.pdl.com.

NOTE: Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.

SOURCE  Protein Design Labs, Inc.
          -0-                                                     02/02/2005
          /CONTACT:  James R. Goff, Senior Director, Corporate Communications of
Protein Design Labs, Inc., +1-510-574-1421, or jgoff@pdl.com/
          /Web site:  http://www.pdl.com /
          (PDLI)